Meredith to Acquire Time Inc. Creates Premier Media and Marketing Company Serving 200 Million American Consumers 1 November 27, 2017

2 FORWARD-LOOKING STATEMENTS & SAFE HARBOR This presentation contains forward-looking statements. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Meredith’s, purchaser’s and Time’s control. Statements in this document regarding Meredith, purchaser, and Time Inc. that are forward-looking, including, without limitation, projections as to the anticipated benefits of the proposed transaction, the methods that will be used to finance the transaction, the impact of the transaction on anticipated financial results, the synergies from the proposed transaction, and the closing date for the proposed transaction, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond the control of Meredith, purchaser and Time Inc. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; any failure to obtain equity or debt financing; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the ability to achieve the synergies and value creation contemplated by the proposed transaction; management’s ability to promptly and effectively integrate the businesses of the two companies; and the diversion of management time on transaction-related issues. For more discussion of important risk factors that may materially affect Meredith, purchaser and Time Inc, please see the risk factors contained Meredith’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and Time Inc.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, both of which are on file with the SEC. Except as specifically noted, information on, or accessible from, any website to which this website contains a hyperlink is not incorporated by reference into this website and does not constitute a part of this website. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Meredith, purchaser or Time Inc. None of Meredith, purchaser or Time Inc. assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

3 ADDITIONAL INFORMATION The offer has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Time Inc. or any other securities. On the commencement date of the offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by purchaser and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by Time Inc. The offer to purchase shares of Time Inc.’s common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by purchaser, and the solicitation/recommendation statement will be filed with the SEC by Time Inc. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the offer, which will be named in the tender offer statement.

4 EXECUTIVE SUMMARY Executive Summary About Meredith About Time MDP + TIME Summary

5 STRATEGIC HIGHLIGHTS 1. Creates a premier media and marketing company • Unparalleled portfolio of national media brands with greater scale and efficiency • Highly profitable local media brands with record financial performance • Top 10 digital business; 170 million monthly U.S. unique visitors; and nearly $700 million of digital ad revenue • Delivers advertising and consumer revenue diversification and growth • Enhances Meredith’s financial strength and flexibility • Increases Total Shareholder Return 2. Combined company generates significant revenue and EBITDA • $4.8 billion in calendar 2016 revenue, including $2.7 billion of advertising revenue • Approximately $800 million in calendar 2016 adjusted EBITDA, before synergies 3. Unlocks meaningful value via estimated $400 to $500 million in synergies • Fully recognized in first two years of operations 4. Financially compelling combination • Meredith remains committed to delivering top third Total Shareholder Return • Meredith will continue to pay its current annual dividend of $2.08 per share, and expects ongoing annual dividend increases • Capacity remains for additional acquisitions 5. Led by strong management team with expertise in operating multi-platform media businesses and proven track record in growing shareholder value

Calendar 2016 Revenue Mix 6 COMBINED FINANCIAL PROFILE (1) Calendar 2016 actual results before special items for Meredith and Meredith estimates for Time (2) Assumes $400 million of cost synergies. Calendar 2016 EBITDA Mix 33% 14% 26% 16% 11% Television Broadcasting Revenue: $4.8 billion (1) EBITDA: $1.2 billion(1,2) Print Advertising Licensing & Other Digital & MXM Circulation 25% 33% 20% 14% 8% Print Advertising & CirculationCombination Synergies Licensing & Other Digital & MXMTelevision Broadcasting

7 ABOUT MEREDITH Executive Summary About Meredith About Time MDP + TIME Summary

8 MEREDITH AT A GLANCE National Media Revenue: $1.1B EBITDA: $160M Results for fiscal 2017 ended June 30, excluding special items Local Media Revenue: $630M EBITDA: $253M WORKING YOU WSM V -TV WSM V-DT NASHVILL E Record Revenue and Profit in Fiscal 2017

9 NATIONAL BRANDS POSSESS STRONG CONSUMER REACH 70% MILLION UNIQUE VISITORS 31% AD REVENUES FROM DIGITAL SOURCES FY-17 110 MILLION UNDUPLICATED WOMEN 90 REACH TO MILLENNIAL WOMEN 9 9

10 LOCAL BRANDS IN LARGE AND GROWING MARKETS #1 or 2 MORNING or LATE NEWS IN 9 MARKETS 17 STATIONS IN PORTFOLIO 13 STATIONS IN TOP 50 MARKETS 5 EAST & SOUTHEAST: ATLANTA: MKT 10, CBS + IND NASHVILLE: MKT 29, NBC HARTFORD: MKT 30, CBS GREENVILLE: MKT 37, FOX MOBILE: MKT 60, FOX SPRINGFIELD: MKT 114, CBS + ABC WEST & SOUTHWEST: PHOENIX: MKT 12, CBS + IND PORTLAND: MKT 25, FOX + MyTV LAS VEGAS: MKT 40, FOX MIDWEST: ST. LOUIS: MKT 21, CBS KANSAS CITY: MKT 33, CBS + MyTV SAGINAW: MKT 72, CBS DUOPOLY MARKETS

11 ABOUT TIME Executive Summary About Meredith About Time MDP + TIME Summary

12 TIME AT A GLANCE Revenue: $3.1B Adjusted OIBDA: $414M Calendar 2016 results

13 TIME IS A LEADER ACROSS PLATFORMS National brands • Largest reach among publishers, with readership of 100 million • Some of the industry’s most iconic brands, including Time, Sports Illustrated • People has No. 1 audience and No. 1 ad revenue among U.S. magazines • InStyle is the world’s leading luxury fashion brand • Other brands leaders in their categories Digital • Top digital content creator with nearly 140 million unique visitors per month • Approximately 10 billion video views per year • 275 million global social media reach Key Ancillary Businesses • Content Solutions: Custom content and video creation for leading national brands • Books: Creates and leverages editorial content across platforms • Retail: Drives brand awareness, engagement, and retail activation • Synapse: Leading marketer of magazine subscriptions in the U.S. • Custom Services: Leader in magazine fulfillment 30 million subscribers Hundreds of events annually

14 MEREDITH + TIME Executive Summary About Meredith About Time MDP + TIME Summary

15 NATION’S LEADING MULTI-PLATFORM MEDIA COMPANY STRONG & ENDURING NATIONAL MEDIA BRANDS ❖ Top 10 digital operator (+170mm U.S. monthly UVs) ❖ #1 in Lifestyle and Food ❖ #1 for Millennials ❖ Social: Reach to more than 275 million ❖ Video: More than 10 billion views per year ❖ Email: 250 million addressable email accounts/device IDs DIGITAL PLATFORM OF SCALE LEADING LOCAL MEDIA BRANDS ❖ 17 television stations reaching 11% of households in U.S. ❖ Concentrated portfolio with highly profitable duopolies in 5 of 12 markets ❖ Focused on large and mid-size markets that are growing faster than U.S. average ❖ Stations are local leaders, with No. 1 or No. 2 audience position at morning or late news in most markets ❖ #1 owner of trusted and vibrant multi- platform brands, including five of industry’s Top 10. ❖ #1 national media audience (200 million), reach to women (115 million) and reach to millennial women (85%) ❖ #1 in desirable ad categories, including Lifestyle, Food, Home, Parenting ❖ Strong consumer- generated revenue activities, including auto-renewing magazine subscriptions, high- margin brand licensing, ecommerce, events and content management

16 THE No. 1 OWNER OF PREMIUM NATIONAL MEDIA BRANDS 170 MILLION UNIQUE VISITORS 34%200 MILLION UNDUPLICATED CONSUMERS 85% REACH TO MILLENNIAL WOMEN AD REVENUES FROM DIGITAL SOURCES (1) Trailing 12 months ended Sept. 30 2017.

17 HIGHLY PROFITABLE STATIONS IN LARGE & GROWING MARKETS Most Stations are Big 4 Affiliates and Ranked #1 or #2 7 1 1 5 Independent 2 2 $124 $113 $163 $158 $215 FY13 FY14 FY15 FY16 FY17 Operating Profit 15% CAGR • Delivered record revenue and profit in FY17 • Achieved 40% EBITDA margin in FY17 $ in millions

18 DIGITAL PLATFORM OF SCALE Source: comScore Sept. 2017, #’s in millions $700 million of digital advertising revenue across diverse streams +170 million U.S. monthly unique visitors • #1 network for women and millennials • Depth and scale across all key content and ad categories, including lifestyle and food • Achieve video scale with more than 10 billion annual views • First party data drives unique and actionable insights/analytics Unparalleled suite of brands Proprietary advertising technology delivering strong results Unique Visitors in the U.S. Company Sept-17 1 Google Sites 245.3 2 Yahoo Sites / AOL, Inc. 236.3 3 Facebook 205.4 4 Microsoft Sites 196.7 5 Amazon Sites 182.5 Meredith + Time 174.0 6 Comcast NBCUniversal 165.8 7 CBS Interactive 164.6 8 Apple Inc. 145.4 9 Turner Digital 142.7 10 Time Inc. 139.1 10 USA Today Network 125.3 11 Weather Company, The 118.9 12 Twitter 116.0 13 LinkedIn 111.5 14 Hearst 110.3 15 Wikimedia Foundation Sites 101.0

19 ADDITIONAL VALUE DRIVERS Digital opportunities Print opportunities Consumer and Diversified opportunities • Improved advertising performance • More robust consumer marketing initiatives, including subscription bundling • Monetization opportunities related to content creation • Additional vendor synergies • Enhanced scale positions Meredith to benefit from fast-growing digital advertising platforms, including: — Native — Video — Programmatic — Social — Shopper marketing — Audience segmentation, including people-based targeting — Emerging technologies, including voice and virtual reality • The combined portfolio enhances Meredith’s ability to aggressively grow consumer-generated revenue streams, including: — Brand licensing — Affiliate marketing and e-commerce — Events — New paid products • Strengthens competitive position for marketing services businesses

20 TRANSACTION AT A GLANCE Definitive Agreement Terms • Time shareholders to receive $18.50 per share in cash • Transaction enterprise value is $2.8 billion, including $900 million of net Time debt as of Sept. 30, 2017. Shareholders Benefit • Maximizes value and delivers immediate and certain cash value to Time shareholders. • Accretive to free cash flow in first year of operations • Meredith remains committed to delivering top third Total Shareholder Return • Meredith will continue to pay its current annual dividend of $2.08 per share, and expects ongoing annual dividend increases Leverage / Capital Structure & Financing • Meredith has secured $3.55 billion in fully committed debt financing, including a $350 million undrawn revolving credit facility, from RBC Capital Markets, Credit Suisse, Barclay’s and Citigroup Global Markets Inc. to support the transaction • Meredith has secured $650 million in preferred equity investment from Koch Equity Development • Following the close of the transaction, the Company is expected to have a B+/B1 Corporate Family Rating, with a pro-forma leverage of 2.9x including expected synergies • Meredith is committed to de-levering, with leverage expected to decline to approximately 2x by CY2020 Synergies • Estimated annual cost savings of $400 to $500 million delivered in first two years of operations Divestitures • Proceeds from non-core brands/businesses identified for divestiture by Time • Meredith will conduct further analysis to optimize the combined portfolio going forward Approvals / Closing • Unanimously approved by Boards of Directors of both companies • Expected to close in the first quarter of calendar 2018 • Subject to regulatory approvals and customary closing conditions

21 COST SYNERGY ESTIMATES $ in millions Source: Company management. Public company and duplicative expenses Real estate and vendor contracts Circulation, fulfillment and other $240 Two Years $300 $80 $100 $80 $100 Total EBITDA opportunity $400 $500 (range)

22 COMMITMENT TO STRONG CAPITAL STEWARDSHIP AND DELIVERING TOP THIRD TOTAL SHAREHOLDER RETURN ❖ Continued commitment to returning cash to shareholders via dividends ❖ Debt repayment and liability management in the near-term, fueled by: — Strong EBITDA — Leverage target of approximately 2x by CY2020 ❖ Accretive acquisitions at attractive valuations with strong synergies ❖ Selective share repurchases P ri or it y

23 SUMMARY Executive Summary About Meredith About Time MDP + TIME Summary

24 SUMMARY 1. Creates a premier media and marketing company with leading national brands and strong local media properties that generate significant and consistent cash flow 2. Unlocks significant value via estimated $400 to $500 million in synergies 3. Generates significant Revenue, EBITDA and Total Shareholder Return 4. Strengthens platform to continue industry consolidation 5. Led by strong management team with expertise at operating multi-platform media businesses and proven track record at creating shareholder value

Meredith to Acquire Time Inc. Creates Premier Media and Marketing Company Serving 200 Million American Consumers 25 November 27, 2017